Exhibit 10.2

 September ___, 2015

[Executive]

[Title]

Cape Bank

201 Shore Road

Linwood, NJ 08221

Dear [Executive],

The purpose of this letter is to inform you that the Board of Directors has decided to extend the term of your present Change in Control Agreement for another year. The term of your extended agreement begins on October 1, 2015 and will continue (12) full calendar months thereafter as outlined in section 1 TERM of your agreement. Should you have any questions or concerns please feel free to reach out to me.

Michael D. Devlin

President & CEO